SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[X]	Soliciting Material Under Rule 14a-12

VIVUS, Inc.

(Name of Registrant as Specified In Its Charter)

First Manhattan Co.

First Health, L.P.

First Health Limited

First Health Associates, L.P.

First BioMed Management Associates, LLC

First BioMed, L.P.

First BioMed Portfolio, L.P.

Michael James Astrue

Jon C. Biro

Samuel F. Colin

Johannes J.P. Kastelein

David York Norton

Herman Rosenman

Rolf Bass

Melvin L. Keating

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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On April 12, 2013, First Manhattan Co. and its affiliates (collectively, "First Manhattan") filed a Schedule 13D Amendment with the Securities and Exchange Commission which attached as an exhibit a letter from First Manhattan to VIVUS, Inc. ("Vivus"). Such letter responded to a request from Vivus that the Nominating and Governance Committee of its board of directors (the "Board") be given the opportunity to interview each of the individuals nominated by First Manhattan (the "Nominees") for election to the Board and that the Nominees complete questionnaires provided by Vivus. The letter expressed First Manhattan's willingness to allow the Nominating and Governance Committee to interview the Nominees, but expressed concern that such a request could be used as a tactic to delay the 2013 annual meeting of stockholders (the "Annual Meeting"). The letter also included a request by First Manhattan that Vivus publicly commit to holding the Annual Meeting no later than June 30, 2013 and confirm that the date of the Annual Meeting will not be delayed without the mutual written agreement of First Manhattan and Vivus. A copy of the letter is attached as Exhibit 1.